UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2025

Procore Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40396	73-1636261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6309 Carpinteria Avenue, Carpinteria, CA	93013
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 477-6267

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	PCOR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on a Form 8-K filed on March 10, 2025, on that date Procore Technologies, Inc. (the “Company”) announced that, as part of a planned transition (the “CEO Transition”), Craig Courtemanche, Jr., its Founder, President and Chief Executive Officer, intended to transition out of the President and Chief Executive Officer (“CEO”) role upon the appointment of a successor. As previously disclosed on a Form 8-K filed on September 22, 2025, on September 19, 2025, as part of the CEO Transition the Board of Directors (the “Board”) of the Company unanimously (i) appointed Dr. Ajei S. Gopal as Chief Executive Officer Designate of the Company, effective as of September 22, 2025, and (ii) approved the appointment of Dr. Gopal as CEO of the Company effective as of the first Monday following the Company’s public announcement of its financial results for the fiscal quarter ending September 30, 2025 (the “Q3FY25 Financial Results”). The Company publicly announced the Q3FY25 Financial Results on November 5, 2025 and, as a result, Dr. Gopal became CEO on November 10, 2025 (the “CEO Transition Effective Date”).

As of the CEO Transition Effective Date, Mr. Courtemanche voluntarily resigned as President and Chief Executive Officer of the Company (the “Resignation”). Mr. Courtemanche’s Resignation was part of the CEO Transition, and not the result of any disagreement with the Board or regarding any matter relating to the Company’s operations, policies or practices. As previously disclosed, notwithstanding the Resignation, Mr. Courtemanche remains a member and Chair of the Company’s Board.

The Board believes it is important to recognize the extraordinary amount of time, energy, and effort that Mr. Courtemanche dedicated to identifying, evaluating, and meeting with multiple potential CEO candidates, and ultimately successfully recruiting and onboarding Dr. Gopal, all while continuing to lead the Company as its President and CEO. To that end, on November 8, 2025 (the “Approval Date”), the Compensation Committee of the Board (the “Compensation Committee”) (i) approved a one-time cash bonus payment of $500,000 for Mr. Courtemanche, with such bonus to be paid to Mr. Courtemanche in January 2026, (ii) amended the Company’s executive bonus program for the Company’s 2025 fiscal year (the “FY25 Bonus Plan”) to allow Mr. Courtemanche to continue to participate in, and remain eligible to receive a bonus (which will not be prorated) pursuant to, the FY25 Bonus Plan following the CEO Transition Effective Date, notwithstanding the fact that Mr. Courtemanche ceased to be an employee of the Company as of the CEO Transition Effective Date, and (iii) approved the Company paying the full amount of premiums on behalf of Mr. Courtemanche for Mr. Courtemanche’s and his eligible dependents’ continued coverage under the Company’s benefits plans for the 12-month period following the CEO Transition Effective Date.

The Board also believes that the Company should capitalize on the unique opportunity it has to – above and beyond his service as Board Chair – continue to leverage Mr. Courtemanche’s experience leading the Company for more than two decades. To create an incentive for Mr. Courtemanche to best support, and continue to be available as an ongoing resource for, Dr. Gopal as he steps into the CEO role, on the Approval Date the Compensation Committee also granted Mr. Courtemanche a performance-based restricted stock unit (“PSU”) award under the Company’s 2021 Equity Incentive Plan (as amended, the “2021 EIP”) for shares of the Company’s common stock with a target value equal to $3.0 million. Up to 100% of the PSUs may become eligible to vest based on Mr. Courtemanche continuing to support and, to the extent requested by Dr. Gopal, being an ongoing resource for Dr. Gopal through November 10, 2026, as determined and measured by the Board or an authorized committee thereof in good faith (such portion that actually becomes eligible to vest as determined by the Board or an authorized committee thereof, the “Eligible PSUs”). The Eligible PSUs, if any, will vest in full on November 20, 2026, subject to Mr. Courtemanche’s continuous service as a member of the Board through such date. Except as set forth herein, the PSU award will otherwise be subject to the terms of the 2021 EIP and the Company’s standard form of executive PSU agreement (a copy of which was filed with the 2021 EIP as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024) (the “PSU Agreement”). The foregoing description of Mr. Courtemanche’s PSU award is qualified in its entirety by reference to the PSU Agreement.

Pursuant to the terms of the 2021 EIP, equity incentive awards previously granted to Mr. Courtemanche in his capacity as President and Chief Executive Officer will continue to vest and settle in the ordinary course following the CEO Transition Effective Date as long as Mr. Courtemanche maintains his Continuous Service (as defined in the 2021 EIP) with the Company or any of its Affiliates (as defined in the 2021 EIP). In addition, on and following the CEO Transition Effective Date, Mr. Courtemanche has become eligible to receive annual cash and equity compensation for his service as a non-employee member of the Board as set forth in the Company’s Non-Employee Director Compensation Policy (a copy of which was filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Procore Technologies, Inc.

Date: November 12, 2025	By :	/s/ Benjamin C. Singer
Benjamin C. Singer
Chief Legal Officer and Corporate Secretary